Exhibit 99.1

Listed on the New York Stock Exchange (CLP)     NEWS RELEASE

Colonial Properties Trust Appoints Mac Crawford to Board of Trustees
Glade Knight to Depart from the Board at Annual Shareholders Meeting

BIRMINGHAM, Ala-January 27, 2011-Colonial Properties Trust (NYSE: CLP) (the “company”) today announced that it has added Edwin M. “Mac” Crawford, the former chairman and chief executive officer of Caremark Rx Inc., to the company's Board of Trustees, effective January 26, 2011. Mr. Crawford's term will run through the company's 2011 annual shareholders meeting on April 27, 2011, and he will stand for election at that meeting.

Mr. Crawford was chairman and chief executive officer of Caremark Rx, Inc. from 1998 until 2007 when Caremark merged with CVS Corporation to form CVS Caremark Corporation (NYSE: CVS). He also served as the chairman of the board of directors of CVS Caremark Corporation from the closing of the merger of CVS Corporation and Caremark Rx, Inc. in March 2007 until November 2008. Known for his success with mergers and acquisitions, Mr. Crawford began his career as a CPA with Arthur Young & Co. in 1971 and has held top positions at a number of public and private companies, including CVS Caremark Corporation and Magellan Health Services/Charter Medical Corporation (NASDAQ: MGLN). Institutional Investor named him Best CEO in Healthcare Technology and Distribution for 2005, 2006 and 2007. He currently serves on the Board of Trustees of Washington and Lee University.

The company also separately announced that Glade M. Knight has notified the board that he will not stand for re-election to the Board of Trustees at the 2011 annual shareholders meeting. His current term will expire at the 2011 annual shareholders meeting. Mr. Knight has been a trustee since the company's 2005 acquisition of Cornerstone Realty Income Trust.

Thomas H. Lowder, Chairman and Chief Executive Officer, noted, “On behalf of the Board, I thank Glade for his years of service and guidance to Colonial Properties Trust. We respect his decision to devote more time to his other business interests. We are pleased to add Mac Crawford to the board. He is well known among the investment community and a proven leader. His strategic insight, business successes and public company leadership experience will be particularly valuable to the company.”

Colonial Properties Trust is a real estate investment trust (REIT) that creates value for its shareholders through a multifamily focused portfolio and the management and development of select commercial assets in the Sunbelt region of the United States. As of December 31, 2010, the company owned or managed 34,275 apartment units and 15.1 million square feet of commercial space. Headquartered in Birmingham, Alabama, Colonial Properties Trust is listed on the New York Stock Exchange under the symbol “CLP” and is included in the S&P SmallCap 600 Index.

###
CONTACT:     Colonial Properties Trust
Jerry A. Brewer, Executive Vice President, Finance, 1-800-645-3917